EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 10, 2003

CONTACT:	Steve Filton
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. UPDATES

THIRD QUARTER RESULTS REFLECTING CHANGES

DUE TO THE DEFERRAL OF FASB STATEMENT 150

KING OF PRUSSIA, PA—Universal Health Services, Inc. (NYSE: UHS) today released updated financial results for the three and nine month periods ended September 30, 2003 solely due to the Financial Accounting Standard Board’s (“FASB”) October 29, 2003 announcement that certain provisions of Statement of Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FASB 150”), related to the accounting for minority interest of consolidated subsidiaries with finite lives, will be indefinitely deferred. In the Company’s October 20, 2003 press release announcing earnings for the three and nine month periods ended September 30, 2003, the Company had recorded an after-tax charge of $1,699,000 or $.03 per diluted share, for the cumulative effect of an accounting change related to this provision of FASB 150.

Due to the revised accounting treatment, the Company has revised its earnings for the three and nine month periods ended September 30, 2003 (previously reported on October 20, 2003) to eliminate this $1,699,000 after-tax charge. Accordingly, the Company is now reporting net income and earning per diluted share of $49.1 million and $.79, respectively, for the three-month period ended September 30, 2003 and $152.8 million and $2.45, respectively, for the nine-month period ended September 30, 2003. Included in the net income and earnings per diluted share for the three and nine month periods ended September 30, 2003 were after-tax (and after minority interest expense) gains on sales of assets and businesses of $4.4 million or $.07 per diluted share.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory surgery and radiation centers nationwide, in Puerto Rico, and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

For additional information on the Company, visit our web site: http://www.uhsinc.com.

Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net revenues	$896,332	$813,104	$2,694,094	$2,423,420
Operating charges:
Salaries, wages and benefits	362,440	323,331	1,075,670	964,633
Other operating expenses	213,424	196,007	628,950	586,199
Supplies expense	119,897	106,382	362,190	313,747
Provision for doubtful accounts	62,288	62,590	189,410	173,329
Depreciation and amortization	35,799	30,136	105,849	90,444
Lease and rental expense	15,994	15,609	47,676	46,089
Interest expense, net	8,615	8,636	27,839	25,768

	818,457	742,691	2,437,584	2,200,209

Income before gains on sales of assets and businesses, minority interests, and income taxes	77,875	70,413	256,510	223,211
Gains on sales of assets and businesses	(7,837)	0	(7,837)	0
Minority interests in earnings of consolidated entities	7,476	4,924	21,036	15,485

Income before income taxes	78,236	65,489	243,311	207,726
Provision for income taxes	29,175	24,038	90,510	76,255

Net income	$49,061	$41,451	$152,801	$131,471

Earnings per common share—basic	$0.86	$0.69	$2.65	$2.20

Earnings per common share—diluted	$0.79	$0.65	$2.45	$2.05

EARNINGS PER SHARE CALCULATION
Net income	$49,061	$41,451	$152,801	$131,471
Add: Debenture interest, net of taxes	2,222	2,134	6,577	6,317

Adjusted net income	$51,283	$43,585	$159,378	$137,788
Weighted average number of common shares—basic	57,354	59,883	57,762	59,893
Add: Shares for conversion of convertible debentures	6,577	6,577	6,577	6,577
Other share equivalents	909	715	787	689

Weighted average number of common shares and equiv.—diluted	64,840	67,175	65,126	67,159
Earnings per common share—diluted	$0.79	$0.65	$2.45	$2.05

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

Unaudited

	September 30, 2003	December 31, 2002
Assets:
Cash and cash equivalents	$28,261	$17,750
Accounts receivable, net	482,818	474,763
Other current assets	88,756	114,063

Total Current Assets	599,835	606,576

Property, plant and equipment, net	1,282,259	1,173,195
Other assets	553,754	549,366

Total Assets	$2,435,848	$2,329,137

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$11,225	$8,253
Other current liabilities	381,630	362,160

Total Current Liabilities	392,855	370,413

Other noncurrent liabilities	211,484	206,238
Minority interest	158,858	140,247
Long-term debt	632,526	680,514
Deferred income taxes	15,586	14,266

Total Liabilities	1,411,309	1,411,678

Stockholders’ equity	1,024,539	917,459

Total Liabilities and Stockholders’ Equity	$2,435,848	$2,329,137